Exhibit 10.1
AMENDED AND RESTATED 2018 STOCK INCENTIVE PLAN OF
RESIDEO TECHNOLOGIES, INC. AND ITS AFFILIATES
RESTRICTED STOCK UNIT AGREEMENT

Participant:	ROBERT AARNES
Award Date:	FEBRUARY 15, 2024
Number of Restricted Units Granted:	248,632
RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) as of the Award Date between Resideo Technologies, Inc. (the “Company”) and the Participant.

1.Grant of Award. The Company has granted you Restricted Stock Units, subject to the terms of this Agreement and the terms of the Amended and Restated 2018 Stock Incentive Plan of Resideo Technologies, Inc. and its Affiliates (the “Plan”). The Company will hold the Restricted Stock Units in a bookkeeping account on your behalf until they become payable or are forfeited or cancelled.

2.Rights as a Shareholder. The Participant shall have no rights as a stockholder of the Company with respect to any Shares of Common Stock covered by or relating to the Restricted Stock Units unless and until such Shares are actually delivered to the Participant. For purposes of clarification, the Participant shall not have any voting, dividend or other rights with respect to the Shares of Common Stock underlying the Restricted Stock Units unless and until such Shares are actually delivered to the Participant.

3.Dividend Equivalents. Except as otherwise determined by the Committee, in its sole discretion, the Participant will earn Dividend Equivalents in an amount equal to the value of any ordinary cash or stock dividends paid by the Company upon one Share of Common Stock for each Restricted Stock Unit which has not yet been paid, which may be credited in cash or Common Stock as determined by the Committee in such manner as the Committee may determine from time to time and will be subject to the same vesting provisions and timing of payment provisions as apply to the Restricted Stock Units to which such Dividend Equivalents relate.

4.Payment Amount. Each Restricted Stock Unit represents one (1) Share of Common Stock.

5.Vesting. Except as otherwise provided in Sections 8, 9 or 10 of this Agreement, the Restricted Stock Units will vest as provided on the attached Vesting Schedule Table, which is incorporated into, and made a part of, this Agreement. Each applicable vesting date of all or any portion of this Award shall be referred to herein as a “Vesting Date”.

6.Form and Timing of Payment. Except as otherwise determined by the Committee in its sole discretion or as provided in Section 10(a) of this Agreement, vested Restricted Stock Units will be redeemed solely for Shares.

a.Except as otherwise provided in Section 6(b), payment of vested Restricted Stock Units will be made as soon as practicable, but no later than two and one-half (2-1/2) months following the applicable Vesting Date, and the Participant may not designate the taxable year in which such payment occurs. As determined by the Company in its sole discretion prior to the final scheduled Vesting Date, any fractional Shares may be paid in cash or rounded up or down to the nearest whole Share.
b.Notwithstanding anything in this Agreement to the contrary, if the Participant was eligible to and timely filed an election to defer payment of vested Restricted Stock Units (and related Dividend Equivalents, if any), in accordance with the rules established by the Committee, in its sole discretion, payment of any vested deferred Restricted Stock Units (and related Dividend Equivalents, if any), including any Restricted Stock Units that vest as a result of Sections 8, 9, or 10, will be made on the earliest of (i) the first day of the seventh (7th) calendar month following the Participant’s separation from service (as determined pursuant to Section 409A of the Code) for any reason other than (ii) the Participant’s death, subject to the death payment provisions of Section 9, Section 409A of the Code and Section 7.14 of the Plan, or (iii) within 15 days after the date of the Change in Control, with the amount of the payment calculated in accordance with Section 10(a).

7.Termination of Service. Except as otherwise provided in this Agreement, if your Termination of Service occurs for any reason other than death or Disability before a scheduled Vesting Date, any unvested Restricted Stock Units will immediately be forfeited, and your rights with respect to these Restricted Stock Units will end. If your Termination of Service occurs due to Cause, all unpaid Restricted Stock Units (either vested or unvested, or deferred) and associated Dividend Equivalents, if any, will immediately be forfeited.

8.Death or Disability. If your Termination of Service occurs due to death or due to the incurrence of a Disability before any scheduled Vesting Date described in Section 5 of this Agreement, all of your unvested Restricted Stock Units will vest as of your Termination of Service due to death or Disability, as applicable. If you are deceased, the Company will make a payment to your estate only after the Committee has determined that the payee is the duly appointed executor or administrator of your estate, subject to Section 7.14 of the Plan.

9.Involuntary Termination of Service Not for Cause. Except as provided in Section 10, if you incur an involuntary Termination of Service not for Cause before any scheduled Vesting Date, a pro-rated number of the unvested Restricted Stock Units subject to the Award will vest as of the date of your Termination of Service. The number of Units subject to such accelerated vesting will be determined by multiplying the number of Restricted Stock Units originally subject to this Award by a fraction, the numerator of which is the number of days you were actively employed before your Termination of Service from the Award Date, and the denominator of which is the total number of days from the Award Date to the final scheduled Vesting Date, and then subtracting the number of Restricted Stock Units previously vested under this Award.

10.Change in Control. Notwithstanding anything herein to the contrary, in the event of a Change in Control (as defined in the Plan), the following provisions apply:

a.Cashout of Awards. Unless this Award is assumed, substituted or continued in accordance with Section 5.4(a) of the Plan, the Restricted Stock Units that have not vested or terminated as of the date of the Change in Control shall vest as of immediately prior to the Change in Control. No later than 15 days after the date of the Change in Control, you will receive for the Restricted Stock Units a single payment in cash or Shares equal to the product of the number of outstanding Restricted Stock Units as of the date of the Change in Control (including any Restricted Stock Units that vest pursuant to this Section 10) and an amount equal to the highest price per Share paid by the successor company in connection with such Change in Control, as determined by the Committee.

b.Rollover of Awards. If this Award is assumed, substituted or continued in accordance with Section 5.4(a) of the Plan, Restricted Stock Units that have not vested or terminated as of the date of the Change in Control will continue to vest in accordance with the schedule described in Section 5 of this Agreement (or as adjusted if more favorable); provided, however, that if you incur an involuntary Termination of Service not for Cause (as defined in Section 2 of the Plan) or a voluntary Termination of Service for Good Reason (as defined in Section 2 of the Plan) on or before the second anniversary of the date of the Change in Control, Restricted Stock Units that have not vested or terminated as of your Termination of Service will immediately vest in full and be settled no later than 15 days after the Termination of Service.

c.Deferred Restricted Stock Units. Notwithstanding anything in this Section 10 or this Award to the contrary, for any Award subject to a deferral election or otherwise considered to be deferred compensation pursuant to Section 409A of the Code, the Restricted Stock Units that have not vested or terminated as of the date of the Change in Control shall vest as of immediately prior to the Change in Control.]

11.Withholdings and Taxes. The Company or your local employer shall have the power and the right to deduct or withhold, or require you to remit to the Company or to your local employer, prior to any issuance or delivery of Shares underlying Restricted Stock Units (or if earlier, such time as taxes may be due on an Award), an amount sufficient to satisfy taxes imposed under the laws of any country, state, province, city or other jurisdiction, including but not limited to income taxes, capital gain taxes, transfer taxes, and social security contributions, and National Insurance Contributions, that are required by law to be withheld as determined by the Company or your local employer. You are responsible for the payment of all taxes due as a result of this Award or any payments thereunder.

12.Transfer of Award. You may not transfer the Restricted Stock Units or any interest in such Units except by will or the laws of descent and distribution or except as otherwise permitted by the Committee and as specified in the Plan. Any other attempt to dispose of your interest will be null and void.

13.Requirements for and Forfeiture of Award

a.General. The Award is expressly contingent upon you complying with the terms, conditions and definitions contained in this Section 13 and in any other agreement that governs your noncompetition with the Company and its Affiliates, your nonsolicitation of employees, customers, suppliers, business partners and vendors of the Company and its Affiliates, and/or your conduct with respect to trade secrets and proprietary and confidential information of the Company and its Affiliates. For the avoidance of doubt, for purposes of this Section 13, the “Company and its Affiliates” shall include Resideo Technologies, Inc. and its predecessors, designees and successors, as well as its past, present and future operating companies, divisions, subsidiaries, affiliates and other business units, including businesses acquired by purchase of assets, stock, merger or otherwise.

b.Remedies.
1.You expressly agree and acknowledge that the forfeiture provisions of Section 13 (b)(2) of this Agreement shall apply if, from the Award Date until the date that is twenty-four (24) months after your Termination of Service for any reason you (i) enter into an employment, consultation or similar agreement or arrangement (including any arrangement for service as an agent, partner, stockholder, consultant, officer or director) with any entity or person engaged in a business in which the Company or its Affiliates are engaged if the business is competitive (in the sole judgment of the Committee) with the Company or its Affiliates and the Committee has not approved the agreement or arrangement in writing, or (ii) make any statement, publicly or privately (other than to your spouse and legal advisors), which would be disparaging (as defined below) to the Company and its Affiliates or their businesses, products, strategies, prospects, condition, or reputation or that of their directors, employees, officers or members; provided, however, that nothing shall preclude you from making any statement in good faith which is required by any applicable law or regulation or the order of a court or other governmental body, or (iii) write or contribute to a book, article or other media publication, whether in written or electronic format, that is in any way descriptive of the Company or its Affiliates or your career with the Company or its Affiliates without first submitting a draft thereof, at least thirty (30) days in advance, to the Company’s Executive Vice President, General Counsel and Corporate Secretary or his or her delegate, whose judgment about whether such book, article or other media publication is disparaging shall be determinative; or such a book, article or other media publication is published after a determination that it is disparaging; provided, however, that nothing herein shall preclude you from reporting (in good faith) possible violations of federal law or regulation to any governmental agency or entity, including but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and/or any agency Inspector General, or making any other disclosures that are protected under the whistleblower provisions of federal or state law or regulation, or from otherwise making any statement (in good faith) which is required by any applicable law or regulation or the order of a court or other governmental body.

For purposes of this Section 13(b)(1), the term “disparaging” shall mean any statement or representation (whether oral or written and whether true or untrue) which, directly or by implication, tends to create a negative, adverse, or derogatory impression about the subject of the statement or representation or which is intended to harm the reputation of the subject of the statement or representation.

2.In addition to the relief described in any other agreement that governs your noncompetition with the Company or its Affiliates, your nonsolicitation of the employees, customers, suppliers, business partners and vendors of the Company or its Affiliates, and/or your conduct with respect to the trade secrets and proprietary and confidential information of the Company or its Affiliates, if the Committee determines, in its sole judgment, that you have violated the terms of any such agreement or you have engaged in an act that violates Section 13(b)(1) of this Agreement, (i) any Restricted Stock Units that have not vested under this Agreement shall immediately be cancelled, and you shall forfeit any rights you have with respect to such Units as of the date of the

Committee’s determination, and (ii) you shall immediately deliver to the Company Shares (or the cash equivalent) equal in value to the Restricted Stock Units you received during the period beginning twelve (12) months prior to your

Termination of Service and ending on the date of the Committee’s determination.

3.Notwithstanding anything in the Plan or this Agreement to the contrary, you acknowledge that the Company may be entitled or required by law, Company policy or the requirements of an exchange on which the Shares are listed for trading, to recoup compensation paid to you pursuant to the Plan, and you agree to comply with any Company request or demand for recoupment.1

1 Section 12 or other similar terms may be included in individual grant agreements, as determined by the Committee at the time an Award is granted

14.Restrictions on Payment of Shares. Payment of Shares for your Restricted Stock Units is subject to the conditions that, to the extent required at the time of settlement, (i) the Shares underlying the Restricted Stock Units will be duly listed, upon official notice of redemption, upon the New York Stock Exchange (or any other securities exchange on which Shares may be listed), and (ii) a Registration Statement under the Securities Act of 1933 with respect to the Shares will be effective. The Company will not be required to deliver any Shares until all applicable federal and state laws and regulations have been complied with and all legal matters in connection with the issuance and delivery of the Shares have been approved by counsel for the Company.

15.Adjustments. Any adjustments to the Restricted Stock Units will be governed by Section 5.3 of the Plan.

16.Disposition of Securities. By accepting the Award, you acknowledge that you have read and understand the Company’s policy and are aware of and understand your obligations under applicable securities laws in respect of trading in the Company’s securities. The Company will have the right to recover, or receive reimbursement for, any compensation or profit you realize on the disposition of Shares received for Restricted Stock Units to the extent that the Company has a right of recovery or reimbursement under applicable securities laws.

17.Plan Terms Govern. The vesting and redemption of Restricted Stock Units, the disposition of any Shares received for Restricted Stock Units, the treatment of gain on the disposition of these Shares, and the treatment of Dividend Equivalents are subject to the provisions of the Plan and any rules that the Committee may prescribe. The Plan document, as may be amended from time to time, is incorporated into this Agreement. Capitalized terms used in this Agreement have the meaning set forth in the Plan, unless otherwise stated in this Agreement. In the event of any conflict between the terms of the Plan and the terms of this Agreement, the Plan will control. By accepting the Award, you acknowledge that the Plan and the Plan prospectus, as in effect on the date of this Agreement, have been made available to you for your review.

18.Personal Data.

a.By entering into this Agreement, and as a condition of the grant of the Restricted Stock Units, you acknowledge that your personal data is collected, used, and transferred in view of the performance of this Agreement as described in this Section 18, which is to the full extent permitted by and in full compliance with applicable law.

b.You understand that your local employer holds, by means of an automated data file, certain personal information about you, including, but not limited to, name, home address and telephone number, date of birth, social insurance number, salary, nationality, job title, any shares or directorships held in the Company, details of all restricted units or other entitlement to shares awarded, canceled, exercised, vested, unvested, or outstanding in your favor, for the purpose of managing and administering the Plan (“Data”).

c.You understand that part or all of your Data may be also collected, used, or held by the Company or its Affiliates for the purpose of managing and administering this award or any previous award/incentive plans. Specifically, your Data is transferred to, and/or collected, used, or held by the Total Rewards Department (at the business and Corporate levels), your local, regional and SBG business managers, the Company’s senior executives (e.g., EVP, Chief Human Resources Officer, CEO), the Committee, and E*TRADE. The Company stores your Data for this purpose until the last scheduled Vesting Date described in this Agreement OR for a period of seven years.

d.You understand that your local employer will transfer Data to the Company or its Affiliates among themselves as necessary for the purposes of implementation, administration, and management of your participation in the Plan, and that the Company or its Affiliates may transfer Data among themselves, and/or each, in turn, further transfer Data to any third parties assisting the Company in the implementation, administration, and management of the Plan (the “Data Recipients”).

e.You understand that the Company or its Affiliates, as well as the Data Recipients, are or may be located in your country of residence or elsewhere, such as the United States. You authorize the Company or its Affiliates, as well as the Data Recipients, to receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing your participation in the Plan, including any transfer of such Data, as may be required for the administration of the Plan and/or the subsequent holding of Shares on your behalf, to a broker or third party with whom the Shares may be deposited.

f.You understand that you may show your opposition to the processing and transfer of your Data, and, may at any time, review the Data or request that any necessary amendments be made to it. To exercise your data privacy rights, refer to the Company’s Data Privacy Global Policy located at https://resideoinc.sharepoint.com/sites/legal/Policies/Employee-Privacy-Notice-Data-Practices.pdf.

g.As soon as your Data is transferred to a third party Data Recipient (e.g., E*TRADE), (i) the Data Recipient becomes responsible for this Data (as a data controller), (ii) the Data will be subject to the Data Recipient’s privacy statements and notices, (iii) the Company and its Affiliates will no longer be responsible for the transferred Data, and (iv) you should refer to the Data Recipient’s statements and notices about its data protection policies and practices.

19.Discretionary Nature and Acceptance of Award. By accepting this Award, you agree to be bound by the terms of this Agreement and acknowledge that:

a.The Company (and not your local employer) is granting these Restricted Stock Units. This Agreement is not derived from any preexisting labor relationship between you and the Company, but rather from a mercantile relationship.

b.The Company may administer the Plan from outside your country of residence and United States law will govern all Restricted Stock Units granted under the Plan.

c.Benefits and rights provided under the Plan are wholly discretionary and, although provided by the Company, do not constitute regular or periodic payments.

d.The benefits and rights provided under the Plan are not to be considered part of your salary or compensation under your employment with your local employer for purposes of calculating any severance, resignation, redundancy or other end of service payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payments, benefits or rights of any kind. You waive any and all rights to compensation or damages as a result of the termination of employment with your local employer for any reason whatsoever insofar as those rights result, or may result, from the loss or diminution in value of such rights under the Plan or your ceasing to have any rights under, or ceasing to be entitled to any rights under, the Plan as a result of such termination.

e.The grant of Restricted Stock Units hereunder, and any future grant of Restricted Stock Units under the Plan, is entirely voluntary, and at the complete discretion of the Company. Neither the grant of the Restricted Stock Units nor any future grant by the Company will be deemed to create any obligation to make any future grants, whether or not such a reservation is explicitly stated at the time of such a grant. The Company has the right, at any time and/or on an annual basis, to amend, suspend or terminate the Plan; provided, however, that no such amendment, suspension, or termination will adversely affect your rights hereunder.

f.The Plan will not be deemed to constitute, and will not be construed by you to constitute, part of the terms and conditions of employment. Neither the Company nor your local employer will incur any liability of any kind to you as a result of any change or amendment, or any cancellation, of the Plan at any time.

g.Participation in the Plan will not be deemed to constitute, and will not be deemed by you to constitute, an employment or labor relationship of any kind with the Company.

20.Limitations. Nothing in this Agreement or the Plan gives you any right to continue in the employ of the Company or any of its Affiliates or to interfere in any way with the right of the Company or any Affiliate to terminate your employment at any time. Payment of your Restricted Stock Units is not secured by a trust, insurance contract or other funding medium, and you do not have any interest in any fund or specific asset of the Company by reason of this Award or the account established on your behalf.

21.Incorporation of Other Agreements. This Agreement, your deferral election form, if applicable, and the Plan constitute the entire understanding between you and the Company regarding the Restricted Stock Units. This Agreement supersedes any prior agreements, commitments or negotiations concerning the Restricted Stock Units. All capitalized terms used and not defined herein shall have the meaning given to such terms in the Plan.

22.Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of the other provisions of the Agreement, which will remain in full force and effect. Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision will be construed so as to be enforceable to the maximum extent compatible with applicable law.

23.Governing Law. The Plan, this Agreement, and all determinations made and actions taken under the Plan or this Agreement shall be governed by the internal substantive laws, and not the choice of law rules, of the State of Delaware and construed accordingly, to the extent not superseded by applicable federal law.

24.Agreement Changes. The Company reserves the right to change the terms of this Agreement and the Plan without your consent to the extent necessary or desirable to comply with the requirements of Section 409A of the Code, the Treasury regulations and other guidance thereunder.

25.Successors and Assigns of the Company. The terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

26.Acknowledgements. By accepting this Agreement, you agree to the following: (i) you have carefully read, fully understand and agree to all of the terms and conditions described in this Agreement, the Plan, the Plan’s prospectus and all accompanying documentation; and (ii) you understand and agree that this Agreement, your deferral election form, if applicable and the Plan constitute the entire understanding between you and the Company regarding the Restricted Stock Units, and that any prior agreements, commitments, or negotiations concerning the Restricted Stock Units are replaced and superseded.

27.Award Acceptance. To retain this Award, you must accept it by signing the Agreement below and, by signing this Agreement, you will be deemed to consent to the application of the terms and conditions set forth in this Agreement and the Plan.

I Accept:

Print Name	Robert Aarnes	PID
Signature	/s/ Robert Aarnes	Date

VESTING SCHEDULE TABLE

VESTING DATE	SHARES
15-FEB-2027	124,316
15-FEB-2028	124,316